Exhibit 10.3

OVERSEAS SHIPHOLDING GROUP, INC.

MANAGEMENT INCENTIVE COMPENSATION PLAN

TIME-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

Form TB-Officer 2017

THIS AGREEMENT, made as of this _______ day of ________ (the “Agreement"), by and between Overseas Shipholding Group, Inc. (the “Company"), and ___________ (the “Grantee").

WHEREAS, the Company has adopted the Overseas Shipholding Group, Inc. Management Incentive Compensation Plan (the “Plan") to promote the interests of the Company and its shareholders by providing the employees and consultants of the Company with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company; and

WHEREAS, Section 7 of the Plan provides for the grant of Other Stock-Based Awards, including restricted stock units, to Participants in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.       Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an award of _______ RSUs (collectively, the “RSUs”). Each RSU represents the right to receive one share of Common Stock subject to Section 4 below.

2.       Grant Date. The “Grant Date” of the RSUs hereby granted is ________________.

3.       Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

4.       Vesting and Settlement.

(a)       Subject to Section 4(b) below, the RSUs shall vest as set forth in this Section 4(a), provided that the Grantee remains continuously employed by the Company through each applicable vesting date:

a.       One-third (1/3) of the RSUs shall vest and become exercisable on the first anniversary of the Grant Date

b.       One-third (1/3) of the RSUs shall vest and become exercisable on the second anniversary of the Grant Date

c.       One-third (1/3) of the RSUs shall vest and become exercisable on the third anniversary of the Grant Date

(b)       If the Grantee’s Employment is terminated by the Company for a reason other than Cause or if the Grantee’s employment terminates due to the Grantee’s death or Disability, the RSUs shall vest and become exercisable in full as of the last date of employment, death or Disability.

(c)       Settlement of the vested RSUs may be in either shares of Common Stock or cash, as determined by the Committee in its discretion, and shall occur as soon as practicable following the vesting date, but in no event later than 60 days after the vesting date (such date, the “Settlement Date”).

5.       Rights as Shareholder. If the RSUs are settled in shares of Common Stock, upon and following the Settlement Date and the entry of such settlement on the books of the Company or its transfer agents or registrars, the Grantee shall be the record owner of the shares of Common Stock and shall be entitled to all of the rights of a shareholder of the Company including the right to vote such shares of Common Stock and receive all dividends or other distributions paid with respect to such shares of Common Stock.

6.       Forfeiture. RSUs which have not become vested, or do not vest, as of the date the Grantee’s Employment terminates shall immediately be forfeited on such date, and the Grantee shall have no further rights with respect thereto, unless the Grantee has a valid and enforceable employment agreement with the Company containing provisions that conflict with the foregoing, in which case the terms of such employment agreement shall prevail.

7.       Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until such time as the RSUs are settled in accordance with Section 4, the RSUs or the rights represented thereby may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. No purported sale, assignment, transfer, pledge, hypothecation or other disposal of the RSUs, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the RSUs will be forfeited by the Grantee and all of the Grantee’s rights to such RSUs shall immediately terminate without any payment or consideration from the Company.

8.       Restrictive Covenants. Unless otherwise determined by the Committee in its sole discretion, by accepting the RSUs, the Grantee acknowledges that the Grantee is bound by the following restrictive covenants (the “Restrictive Covenants”):

(a)       Except to the extent (1) expressly authorized in writing by the Company or (2) required by law or any legal process, the Grantee shall not at any time during the Grantee’s Employment with the Company or any of its Affiliates or following the date the Grantee’s Employment terminates use, disseminate, disclose or divulge to any person or to any firm, corporation, association or other business entity, Confidential Information (as defined in Section 20 herein) or proprietary Trade Secrets (as defined in Section 20 herein) of the Company or any of its Affiliates; or

(b)       The Grantee shall not at any time during the Grantee’s Employment with the Company or any of its Affiliates or following the date the Grantee’s Employment terminates make any derogatory, disparaging or negative statements, orally, written or otherwise, against the Company or any of its Affiliates or any of their respective directors, officers and employees.

Notwithstanding clause (a) above, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), the Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law. The Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Grantee files a lawsuit or other action alleging retaliation by the Company for reporting a suspected violation of law, the Grantee may disclose the trade secret to the Grantee’s attorney and use the trade secret in the court proceeding or other action, if the Grantee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. This paragraph shall govern to the extent it may conflict with any other provision of this Agreement.

The Restrictive Covenants are in addition to and do not supersede any rights the Company or any of its Affiliates may have in law or at equity or under any other agreement. Notwithstanding the foregoing, in the event Grantee has a valid and enforceable employment agreement with the Company that contains similar restrictive covenants to those set forth herein, to the extent there is a conflict between the Restrictive Covenants and such employment agreement, the terms of such employment agreement shall prevail.

By accepting the RSUs, the Grantee shall further agree that it is impossible to measure in money the damages which will accrue to the Company or any of its Affiliates in the event the Grantee breaches the Restrictive Covenants. Therefore, if the Company or any of its Affiliates shall institute any action or proceeding to enforce the provisions hereof, the Grantee shall agree to waive the claim or defense that the Company or any of its Affiliates has an adequate remedy at law and the Grantee shall agree not to assert in any such action or proceeding the claim or defense that the Company or any of its Affiliates has an adequate remedy at law.

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If at any time the Committee reasonably believes that the Grantee has breached any of the Restrictive Covenants described in clauses (a) and (b) above or in any other agreement including any employment agreement, the Committee may suspend the vesting of Grantee’s RSUs pending a good faith determination by the Committee of whether any such Restrictive Covenant has been breached, it being understood that such suspension shall not cause the settlement to be delayed beyond the last date that settlement may occur pursuant to Section 4 hereof. If the Committee determines in good faith that the Grantee has breached any such Restrictive Covenant, the Grantee shall immediately forfeit any outstanding unvested RSUs and shall repay to the Company, upon demand, any Common Stock or cash issued upon the settlement of the Grantee’s RSUs if the vesting of such RSUs occurred during such breach. The Grantee shall also be required to repay to the Company, in cash and upon demand, any proceeds resulting from the sale or other disposition (including to the Company) of Common Stock issued upon settlement of the Grantee’s RSUs if the sale or disposition was effected at any time during such breach.

The foregoing shall not prejudice the Company’s right to require the Grantee to account for and pay over to the Company on a pre-tax basis any profit obtained by the Grantee as a result of any transaction constituting a breach of the Restrictive Covenants.

9.       Taxes.

(a)       Liability for Tax-Related Items. Except to the extent prohibited by law, the Grantee acknowledges that the Grantee is ultimately liable and responsible for any and all income taxes (including federal, state, local and other income taxes), social insurance, payroll taxes and other tax-related withholding (the “Tax-Related Items”) arising in connection with the RSUs, regardless of any action the Company takes with respect to such Tax-Related Items. The Grantee further acknowledges that the Company (i) does not make any representation or undertaking regarding the treatment of any Tax-Related Item in connection with any aspect of the RSUs, including the grant and vesting of the RSUs, or the subsequent sale of the shares of Common Stock and (ii) does not commit, and is under no obligation, to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.

(b)       Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no shares of Common Stock shall be issued unless and until satisfactory arrangements (as determined by the Committee) have been made by the Grantee with respect to the payment of any taxes which the Company determines must be withheld with respect to such shares of Common Stock. If the Grantee is subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, the Company will withhold from shares of Common Stock upon the relevant tax withholding event, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case, the withholding obligation may be satisfied by one or a combination of the methods set forth in the Plan. If the Grantee is not subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, the Grantee may elect to have the Company withhold from shares of Common Stock upon the relevant tax withholding event and such election shall satisfy the Grantee’s obligations under this Section 9.

10.       Modification; Entire Agreement; Waiver. No change, modification or waiver of any provision of this Agreement which reduces the Grantee’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto. This Agreement, together with the Plan, represent the entire agreement between the parties with respect to the RSUs. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.

11.       Policy Against Insider Trading; Recoupment. By accepting the RSUs, the Grantee acknowledges that the Grantee is bound by and shall comply with all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. The Grantee further acknowledges and agrees that shares of Common Stock or cash delivered in settlement of the RSUs, and any proceeds of such shares of Common Stock, are subject to any recoupment or “clawback” policy of the Company as may be in effect from time to time and applied with prospective or retroactive effect.

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12.       Data Privacy Consent. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other RSU grant materials by the Company for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of Common Stock or directorships held in the Company or any of its Affiliates, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Grantee understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Personal Data will be held only as long as is necessary or appropriate to implement, administer and manage the Grantee’s participation in the Plan. Further, the Grantee understands that the Grantee is providing the consents herein on a purely voluntary basis.

13.       Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiary, if applicable.

14.       Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

15.       Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

17.       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

18.       Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or a Committee thereof, in respect of the Plan, this Agreement and the RSUs shall be final and conclusive. The Grantee acknowledges that there may be adverse tax consequences upon disposition of the underlying shares and that the Grantee should consult a tax advisor prior to such disposition.

19.       Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payment and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, any compensation or benefit payable hereunder that constitutes a deferral of compensation under Code Section 409A shall be subject to the following:

(a)       no amount or benefit that is payable upon a termination of employment or services from the Company shall be payable unless such termination also meets the requirements of a “separation from service” under Treasury Regulation Section 1.409A-1(h), and references in the Agreement to “termination”, “termination of employment” or like terms shall mean a “separation from service;”

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(b)       in the event that any payment to the Grantee or any benefit hereunder is made upon, or as a result of, the Grantee’s termination of employment, and the Grantee is a “specified employee” (as that term is defined under Section 409A of the Code) at the time the Grantee becomes entitled to any such payment or benefit, and provided further that such payment or benefit does not otherwise qualify for an applicable exemption from Section 409A of the Code, then no such payment or benefit will be paid or commenced to be paid to the Grantee under this Agreement until the date that is the earlier to occur of (i) the Grantee’s death or (ii) six months and one day following the Grantee’s termination of employment (the “Delay Period”). Any payments which the Grantee would otherwise have received during the Delay Period will be payable to the Grantee in a lump sum on the date that is six months and one day following the effective date of the termination, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein;

(c)       whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and the Grantee shall have no right (directly or indirectly) to determine the year in which such payment is made.  In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years;

(d)       each separately identified amount and each installment payment to which the Grantee is entitled to payment shall be deemed to be a separate payment for purposes of Section 409A of the Code; and

(e)       the payment of any compensation or benefit may not be accelerated except to the extent permitted by Section 409A of the Code.

20.       Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)       “Cause” shall mean (i) the Grantee’s failure to attempt in good faith to perform his or her lawful duties (other than as a result of Disability); (ii) the Grantee’s willful misconduct or gross negligence of a material nature in connection with the performance of his or her duties as an employee, which is or could reasonably be expected to be materially injurious to the Company, or any of its Affiliates (whether financially, reputationally or otherwise) (“Injurious”); (iii) a breach by the Grantee of the Grantee’s fiduciary duty or duty of loyalty to the Company or its Affiliates which is or could reasonably be expected to be Injurious; (iv) the Grantee’s intentional and unauthorized removal, use or disclosure of the Company’s or any Affiliate’s document (in any medium or form) relating to the Company or an Affiliate, or the customers of the Company or an Affiliate thereof and which is not pursuant to his or her lawful duties and may be Injurious to the Company, its customers or their respective Affiliates; (v) the willful performance by the Grantee of any act or acts of dishonesty in connection with or relating to the Company’s or its Affiliates’ business which is or could reasonably be expected to be Injurious, or the willful misappropriation (or willful attempted misappropriation) of any of the Company’s or any of its Affiliates’ funds or property; (vi) the indictment of the Grantee for, or a plea of guilty or nolo contendere by the Grantee to, any felony or other serious crime involving moral turpitude; (vii) a material breach of any of the Grantee’s obligations under any agreement entered into between the Grantee and the Company or any of its Affiliates that is material to either (A) the employment relationship between the Company or any of its Affiliates and the Grantee or (B) the relationship between the Company and the Grantee as investor or prospective investor in the Company; or (viii) a material breach of the Company’s policies or procedures, which breach causes or could reasonably be expected to cause material harm to the Company or its business reputation; provided that, with respect to the events in clauses (i), (ii), (iv), or (vii) herein, the Company shall have delivered written notice to the Grantee of its intention to terminate the Grantee’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s right to terminate the Grantee’s employment for Cause and the Grantee shall not have cured such circumstances, to the extent such circumstances are reasonably susceptible to cure as determined by the Board of Directors in good faith, within 30 days following the Company’s delivery of such notice.

(b)       Competitor” shall mean any individual, corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) any business conducted by the Company or any of its Affiliates.

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(c)       “Confidential Information” shall mean all information regarding the Company or any of its Affiliates, any Company activity or the activity of any of its Affiliates, Company business or the business of any of its Affiliates, or Company customers or the customers of any of its Affiliates that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company or any of its Affiliates, that is not generally disclosed by Company practice or authority to persons not employed by the Company or any of its Affiliates that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential, and shall include, to the extent such information is not a Trade Secret and to the extent material, but not be limited to product code, product concepts, production techniques, technical information regarding the Company’s or any of its Affiliates’ products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or any of its Affiliates’ techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any of its Affiliates, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any of its Affiliates and certain information concerning the strategy, tactics and financial affairs of the Company or any of its Affiliates; provided that Confidential Information shall not include information that has become generally available to the public, other than through a breach by such Grantee; and provided further that this definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

(d)       “Disability” shall mean, as a result of the Grantee’s incapacity due to physical or mental illness or injury, the Grantee (i) becomes eligible to receive a benefit under the Company’s long-term disability plan applicable to the Grantee, or (ii) has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his or her employment with reasonable accommodation for a continuous period of 90 days or an aggregate of 180 days within a one-year period.

(e)       “Trade Secrets” shall mean all secret, proprietary or confidential information regarding the Company (which shall mean and include all of the Company’s subsidiaries and all Affiliates and joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law, and shall include, but not be limited to, all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act; provided that Trade Secrets shall not include information that has become generally available to the public, other than through a breach by such Grantee; and provided further that this definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

OVERSEAS SHIPHOLDING GROUP, INC.

By: Samuel H. Norton
Title: President and CEO

Acknowledged and Accepted:

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